Calculation of Filing Fee Tables
S-8
LiveRamp Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $.10 Par Value	Other	2,500,000	$ 22.39	$ 55,975,000.00	0.0001476	$ 8,261.91
Total Offering Amounts:						$ 55,975,000.00		$ 8,261.91
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,261.91
Offering Note
[1]	The Amount Registered hereunder represents 2,500,000 additional shares of Common Stock available for issuance pursuant to an amendment (the "Amendment") to the Amended and Restated 2005 Equity Compensation Plan of LiveRamp Holdings, Inc. (the "Plan") and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended ("Securities Act"), includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions. The Amendment, which increases the number of shares of Common Stock issuable under the Plan by 2,500,000 shares, was approved by the board of directors of the Company on May 15, 2024 and approved by the shareholders at the Company's 2024 annual meeting of shareholders. The Proposed Maximum Price Per Unit is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the shares of the registrant's common stock as reported on the New York Stock Exchange on August 14, 2024.